                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Fourth Quarter and Fiscal 2024 Results; Provides 2025 Outlook

FY 2024 Net Sales increased 0.1%, or 0.2% Organic increase
FY 2024 GAAP EPS decreased 11%, Adjusted EPS increased 18%
Returned $90 Million to Shareholders via Dividends and Share Repurchases for Fiscal Year 2024
Initiates Fiscal 2025 Outlook for growth in Organic Net Sales, Adjusted EPS, Adjusted EBITDA and Free Cash Flow
Shelton, Conn - November 7, 2024 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its fourth fiscal quarter 2024 and fiscal year ended, September 30, 2024.

Executive Summary
•Net sales were $517.6 million, a decrease of 3.1% compared to the prior year quarter. Full year net sales were $2,253.7 million, an increase of 0.1% compared to the prior year.
•Organic net sales decreased 2.8% for the quarter and increased 0.2% for the full year. (Organic basis excludes the impact from currency movements.)
•GAAP Diluted net Earnings Per Share ("EPS") were $0.17 for the quarter and $1.97 for the fiscal year.
•Adjusted EPS were $0.72, for the quarter, and $3.05 for the fiscal year, inclusive of an $0.08 unfavorable impact from currency movements for the full fiscal year. Adjusted EPS increased $0.46 or 18% compared to the prior year.
•Ended the fiscal fourth quarter with $209 million in cash on hand, access to an additional $386 million revolving credit facility and a net debt leverage ratio of 3.1x.
•Board of Directors declared a cash dividend of $0.15 per common share on October 31, 2024, for the fourth fiscal quarter.
•Returned approximately $90 million to shareholders in the form of $59 million in share repurchases and $31 million of dividends in the fiscal year.
•Fiscal 2025 outlook for approximately 1% to 3% growth in organic net sales and 7% growth in adjusted EPS, or 13% on a constant currency basis, at the midpoint of the outlook range.
The Company reports results on a GAAP and non-GAAP basis and has reconciled non-GAAP results to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

“For the fiscal year, we achieved slight organic net sales growth, meaningfully expanded adjusted gross margins and delivered double-digit adjusted earnings per share growth at constant currency for the second consecutive fiscal year. In the face of a heightened competitive landscape and an increasingly cautious consumer, we accelerated organic growth across our international businesses, introduced category-leading innovation in the US Sun Care category and deepened our participation across the men’s and women’s grooming segments. The strength of our business model was reflected in our healthy earnings growth, substantial cash flow generation and structural de-leveraging of the business,” said Rod Little, Edgewell’s President and

Chief Executive Officer. “As we look to fiscal 2025, with strong momentum across our International businesses, a strengthened leadership team and increased focus on execution across the organization, we anticipate a return to low single-digit organic net sales growth, further margin and profit expansion, and ultimately an increase in value creation for our shareholders.”

Fiscal 4Q 2024 Operating Results (Unaudited)
Net sales were $517.6 million in the quarter, a decrease of 3.1%, including a $1.8 million unfavorable impact from currency movements. Organic net sales decreased 2.8%. Growth in international markets of 2.4%, driven largely by Wet Shave, was more than offset by a 6% decline in North America. Declines in Feminine Care, Shave Preps and Wet One’s were partly offset by mid-single-digit growth in Sun Care, although this growth was significantly below expectations, due to adverse weather conditions in the U.S.in August and September.
Gross profit was $212.8 million, as compared to $228.6 million in the prior year quarter. Gross margin as a percent of net sales was 41.1%, a decrease of 170-basis points. Adjusted gross margin increased 40-basis points, as productivity savings of approximately 290-basis points more than offset increased promotional levels (net of pricing) of approximately 50-basis points, core inflation and lower volume absorption of approximately 100-basis points, unfavorable mix and other of approximately 80-basis points and an unfavorable currency impact of approximately 20-basis points.
Selling, general and administrative expense ("SG&A") was $109.2 million, or 21.1%, of net sales, as compared to $112.4 million, or 21.0%, of net sales in the prior year quarter. Adjusted SG&A as a percent of net sales was essentially flat as lower incentive compensation expense and operational efficiency savings offset higher people and consulting expenses and the impact of lower net sales.
The Company recorded pre-tax restructuring and repositioning expenses of $22.8 million in the quarter, consisting largely of severance, project implementation and other exit costs in support of cost efficiency programs. This includes $15.6 million related to certain operational and organizational steps designed to streamline the Company’s operations and supply chain by consolidating its current Mexico operations in Obregon and Mexico City into a single facility in Aguascalientes, Mexico. The Company also recorded $0.7 million in acquisition and integration costs related to the Billie acquisition.
Advertising and sales promotion expense ("A&P") was $44.1 million, or 8.5% of net sales, an increase of $3.8 million, compared to $40.3 million, or 7.5% of net sales in the prior year quarter.
Operating income was $20.4 million, inclusive of a $2.0 million unfavorable impact from currency movements, compared to $52.1 million in the prior year quarter. Adjusted operating income was $56.0 million, or 10.8% of net sales, compared to $61.4 million, or 11.5%, of net sales in the prior year quarter.
Interest expense associated with debt was $17.5 million, compared to $18.7 million in the prior year period. The decrease in interest expense was the result of a lower overall debt balance on the Company’s revolving credit facility, partially offset by higher interest rates.
Other (income) expense, net was $2.5 million of income compared to $0.1 million of expense in the prior year quarter. Currency hedge and remeasurements gains were $4.0 million in the current quarter, compared to $1.6 million in the prior year quarter. Current year income also reflects higher interest income compared to the prior year quarter.
The effective tax rate for fiscal 2024 was 18.5% compared to 22.3% in the prior year period. The adjusted effective tax rate for fiscal 2024 was 20.3%, down from the prior fiscal year adjusted effective tax rate of 23.0%. The fiscal 2024 effective tax rate reflects the favorable mix of earnings in lower tax rate jurisdictions and the impact of a change in the Company’s prior estimates.
GAAP net earnings were $8.8 million or $0.17 per diluted share compared to $29.9 million or $0.58 per diluted share in the prior year quarter. Adjusted net earnings were $35.8 million or $0.72 per share, inclusive of a $0.01 favorable impact from currency movements, compared to $37.3 million or $0.73 per share in the prior year quarter. Adjusted EBITDA was $78.9 million, inclusive of a $0.4 million favorable currency impact, compared to $84.4 million in the prior year quarter.
Net cash from operating activities was $231.0 million for the twelve months ended September 30, 2024 compared to $216.1 million in the twelve months ended September 30, 2023. The increase in cash from operating activities was driven by favorable changes in working capital, partially offset by decreased earnings.

Fiscal 4Q 2024 Operating Segment Results (Unaudited)
The following is a summary of fourth quarter results by segment:
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales decreased $4.7 million, or 1.5%. Organic net sales decreased $3.5 million or 1.1%, as growth in Men’s and Women’s Systems, was more than offset by significant declines in Shave Preps in North America. Wet Shave segment profit increased $7.3 million, or 13.3%. Organic segment profit, excluding the unfavorable impact from currency increased $8.7 million, or 15.8%, primarily reflecting higher gross margin.
Sun and Skin Care (Sun Care, Wet Ones, Bulldog, Jack Black and Cremo)
Net sales decreased $5.3 million, or 3.8%. Organic net sales decreased $4.8 million, or 3.5%, as low-single-digit growth in Sun Care was more than offset by significant declines in Wet One’s and low-single-digit declines in Grooming. Segment profit decreased $8.7 million, or 38.3%. Organic segment profit decreased $8.3 million, or 36.6%, primarily driven by lower gross margin and higher marketing and SG&A expenses.
Feminine Care (Tampons, Pads, and Liners)
Net sales decreased $6.5 million, or 8.9%, and organic net sales decreased $6.4 million, or 8.7%, as growth in Tampons was more than offset by declines in Pads and Liners. Organic segment profit decreased $5.4 million, or 46.6%, primarily reflecting lower gross margin.

Fiscal 2024 Operating Results (Unaudited)
Net sales were $2,253.7 million, an increase of $2.1 million, or 0.1%. Organic net sales increased 0.2%, as 7.3% growth in international markets, reflecting both increased volumes and price, was partly offset by a 3.8% decrease in North America organic net sales, primarily reflecting volume declines in Feminine Care, Wet Shave and Wet Ones, partly offset by organic growth across Sun Care and Grooming.
Gross Profit was $955.7 million, compared to $940.8 million in the prior year. Gross margin as a percent of net sales was 42.4%, an increase of 60-basis points compared to the prior year period. Adjusted gross margin increased 140-basis points, as productivity savings of approximately 280-basis points and favorable price of approximately 115-basis points, more than offset core inflation and transitory cost headwinds related to unfavorable absorption and heightened unit cost inflation trapped in inventory of approximately 185-basis points, and unfavorable mix of approximately 70-basis points.
Selling, general and administrative expense ("SG&A") was $430.1 million, or 19.1% of net sales, as compared to $409.6 million, or 18.2% of net sales in the prior year. Adjusted SG&A as a percent of net sales increased 40-basis points, primarily driven by higher people expenses, legal costs, and broker costs, partially offset by operational efficiency savings, lower bad debt expense and lower incentive compensation expense.
The Company recorded pre-tax restructuring and repositioning expenses of $36.0 million, consisting largely of severance, project implementation and other exit costs in support of cost efficiency programs. This includes $15.6 million related to certain operational and organizational steps designed to streamline the Company’s operations and supply chain by consolidating its current Mexico operations in Obregon and Mexico City into a single facility in Aguascalientes, Mexico. The Company also recorded $2.8 million in acquisition and integration costs related to the Billie acquisition.
A&P was $232.0 million, up $2.9 million from the prior year. A&P as a percent of net sales increased to 10.3% from 10.2% in the prior year.
Operating income, was $199.3 million, inclusive of $0.9 million unfavorable impact from currency movements, compared to $227.0 million in the prior year. Adjusted operating income was $267.2 million, or 11.9% of net sales, compared to $245.9 million, or 10.9% of net sales in the prior year. The increase in adjusted operating income margin was attributable to gross margin accretion, partially offset by higher brand investment and people costs.
Interest expense associated with debt was $76.5 million, compared to $78.5 million in the prior year. The decrease in interest expense was the result of a lower overall debt balance on the Company’s revolving credit facility, partially offset by higher interest rates.

Other (income) expense, net was expense of $1.9 million compared to expense of $0.8 million in the prior year. Currency hedge and remeasurement gains were $8.3 million in the current year, compared to $12.7 million in the prior year period. Current year expense reflects lower pension expense compared to the prior period, a loss on investment, and higher interest income. Prior year expense includes the loss on the settlement of the Canada defined benefit pension plan of $7.9 million. On an adjusted basis, other (income) expense, net was income of $1.2 million compared to income of $7.1 million in the prior year.
GAAP net earnings were $98.6 million or $1.97 per diluted share compared to $114.7 million or $2.21 per diluted share in the prior year period. Adjusted net earnings were $153.0 million or $3.05 per share, inclusive of a $0.08 unfavorable impact from currency movements, compared to $134.5 million or $2.59 per share in the prior year period, an increase of 21% at constant currency. Adjusted EBITDA was $353.0 million, inclusive of a $5.2 million unfavorable currency impact, compared to $342.2 million in the prior year, an increase of 5% at constant currency.

Capital Allocation
On October 31, 2024, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the fourth fiscal quarter. The dividend will be payable on January 8, 2025 to shareholders of record as of the close of business on December 3, 2024. During the fourth quarter of fiscal 2024, the Company paid dividends totaling $7.4 million to stockholders.
During the fourth quarter of fiscal 2024, the Company completed share repurchases of approximately 0.5 million shares at a total cost of $18.3 million. For fiscal 2024, the Company completed share repurchases of 1.6 million shares at a cost of $58.5 million. As of September 30, 2024 the Company had 3.0 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.

Full Fiscal Year 2025 Financial Outlook
The Company is providing the following outlook assumptions for fiscal 2025:

•Reported net sales are expected to increase in the range of approximately 1.7% to 3.7%
◦Includes an estimated 70-basis point positive impact from foreign currency changes
•Organic net sales are expected to increase approximately 1% to 3%
~~•~~GAAP EPS is expected to be in the range of $2.59 to $2.79
◦Includes: Restructuring and re-positioning charges*, Sun Care reformulation, and Other costs
•Adjusted EPS is expected to be in the range of $3.15 to $3.35
◦Includes an estimated $0.18 EPS unfavorable impact from foreign currency changes, including a $0.10 unfavorable impact in Fiscal Q1.
◦Adjusted EPS at constant currency expected to increase approximately 13% at the mid-point of the range
◦Adjusted gross margin is expected to increase approximately 75-basis points, or 90-basis points at constant currency
◦Adjusted operating margin is expected to increase approximately 40-basis points, or 50-basis points at constant currency
◦The EPS outlook reflects the impact of expected share repurchases of approximately $90 million
◦Expect approximately two-thirds of adjusted net earnings to be generated in the 2nd half of the fiscal year.
•Adjusted EBITDA is expected to be in the range of $356 to $368 million
◦Includes an estimated $11 million unfavorable impact from foreign currency changes
◦Adjusted EBITDA at constant currency expected to increase approximately 6% at the mid-point of the range
•Other Expense, net is expected to be approximately $7 million
•Interest expense associated with debt is expected to be approximately $73 million
•Adjusted effective tax rate is expected to be approximately 22%
•Total depreciation and amortization expense expected to be approximately $89 million
•Capital expenditures expected to be approximately 2.5% to 3.0% of net sales
•Free cash flow is expected to be approximately $185 million

* In fiscal 2025, the Company is taking specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency through restructuring and repositioning actions, including the organizational and operational changes in Mexico. As a result of these actions, the Company expects to incur pre-tax charges of approximately $29 million for the full fiscal year.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a re-play will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,700 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 28, 2023.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items which are considered by the Company as unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2024 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions.

◦Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes, net of foreign currency hedges compared to the prior year. Transactional foreign currency changes are driven by foreign legal entities’ transactions not denominated in local currency.
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency and the impact of acquisitions.
◦Segment profit will be impacted by fluctuations in translation and transactional foreign currency. The impact of currency was applied to segments using management’s best estimate.
•Free cash flow is defined as net cash from operating activities, less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt is defined as Gross debt less cash. Net debt leverage ratio is defined as net debt divided by trailing twelve month adjusted EBITDA.

Basis of Presentation. The financial results included herein represent the most current information available to management and are preliminary until the Company’s Annual Report on Form 10-K is filed with the SEC. Actual results may differ from these preliminary results and are subject to the completion of year-end accounting procedures and adjustments and the audit of the Company’s consolidated financial statements.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023

Net sales	$517.6	$534.1	$2,253.7	$2,251.6
Cost of products sold	304.8	305.5	1,298.0	1,310.8
Gross profit	212.8	228.6	955.7	940.8

Selling, general and administrative expense	109.2	112.4	430.1	409.6
Advertising and sales promotion expense	44.1	40.3	232.0	229.1
Research and development expense	16.3	15.9	58.4	58.5
Restructuring charges	22.8	7.9	35.9	16.6
Operating income	20.4	52.1	199.3	227.0
Interest expense associated with debt	17.5	18.7	76.5	78.5
Other (income) expense, net	(2.5)	0.1	1.9	0.8
Earnings before income taxes	5.4	33.3	120.9	147.7
Income tax provision	(3.4)	3.4	22.3	33.0
Net earnings	$8.8	$29.9	$98.6	$114.7

Earnings per share:
Basic net earnings per share	$0.18	$0.59	1.98	2.24
Diluted net earnings per diluted share	$0.17	$0.58	$1.97	$2.21

Weighted-average shares outstanding:
Basic	49.2	50.6	49.7	51.2
Diluted	49.9	51.3	50.1	51.8

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	September 30, 2024	September 30, 2023
Assets
Current assets
Cash and cash equivalents	$209.1	$216.4
Trade receivables, less allowance for doubtful accounts	109.4	106.2
Inventories	477.3	492.4
Other current assets	140.2	147.4
Total current assets	936.0	962.4
Property, plant and equipment, net	349.1	337.9
Goodwill	1,338.6	1,331.4
Other intangible assets, net	948.5	973.8
Other assets	158.7	135.2
Total assets	$3,730.9	$3,740.7

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	$24.5	$19.5
Accounts payable	219.3	194.4
Other current liabilities	319.8	309.5
Total current liabilities	563.6	523.4
Long-term debt	1,275.0	1,360.7
Deferred income tax liabilities	133.2	136.4
Other liabilities	175.0	179.7
Total liabilities	2,146.8	2,200.2
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,586.0	1,593.8
Retained earnings	1,090.1	1,022.1
Common shares in treasury at cost	(937.9)	(906.1)
Accumulated other comprehensive loss	(154.8)	(170.0)
Total shareholders' equity	1,584.1	1,540.5
Total liabilities and shareholders' equity	$3,730.9	$3,740.7

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Twelve Months Ended September 30,
	2024	2023
Cash Flow from Operating Activities
Net earnings	$98.6	$114.7
Depreciation and amortization	88.0	91.4
Share-based compensation expense	26.5	27.5
Deferred income taxes	(9.6)	(4.5)
Deferred compensation payments	(2.1)	(4.9)
Defined benefit settlement loss	—	7.9
Loss on sale of assets	0.7	2.5
Other, net	(18.7)	(23.5)
Changes in current assets and liabilities used in operations	47.6	5.0
Net cash from operating activities	231.0	216.1

Cash Flow from Investing Activities
Capital expenditures	(56.5)	(49.5)
Collection of deferred purchase price from accounts receivable sold	0.7	2.7
Other, net	(6.6)	(3.7)
Net cash used by investing activities	(62.4)	(50.5)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	813.0	841.0
Cash payments on debt with original maturities greater than 90 days	(901.0)	(874.0)
Proceeds from debt with original maturities of 90 days or less	4.2	—
Repurchase of shares	(58.5)	(75.2)
Dividends to common shareholders	(30.7)	(31.5)
Employee shares withheld for taxes	(7.3)	(9.0)
Net financing inflow from the Accounts Receivable Facility	5.2	2.3
Other, net	(4.3)	(0.1)
Net cash used by financing activities	(179.4)	(146.5)

Effect of exchange rate changes on cash	3.5	8.6

Net (decrease) increase in cash and cash equivalents	(7.3)	27.7
Cash and cash equivalents, beginning of period	216.4	188.7
Cash and cash equivalents, end of period	$209.1	$216.4

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, items which are considered by the Company to be unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
Segment net sales and profitability are presented below:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Net Sales
Wet Shave	$318.2	$322.9	$1,229.3	$1,230.9
Sun and Skin Care	132.7	138.0	740.8	705.5
Feminine Care	66.7	73.2	283.6	315.2
Total net sales	$517.6	$534.1	$2,253.7	$2,251.6

Segment Profit
Wet Shave	$62.2	$54.9	$203.9	$158.3
Sun and Skin Care	14.0	22.7	131.3	137.4
Feminine Care	6.2	11.6	28.8	49.7
Total segment profit	82.4	89.2	364.0	345.4
General corporate and other expenses	(18.6)	(20.1)	(65.7)	(68.7)
Restructuring and repositioning expenses	(22.8)	(8.0)	(36.0)	(17.1)
Acquisition and integration costs	(4.0)	(2.4)	(6.1)	(7.5)
SKU Rationalization	—	1.7	—	1.7
Sun Care reformulation	(2.2)	(0.2)	(4.4)	(1.9)
Wet Ones manufacturing plant fire	(4.2)	—	(12.2)	—
Legal matters	—	—	(3.9)	6.3
Loss on investment	—	—	(3.1)	—
Pension settlement expense	—	(0.7)	—	(7.9)
Other projects costs	(2.4)	(0.4)	(5.3)	(0.4)
Amortization of intangibles	(7.8)	(7.7)	(31.1)	(30.8)
Interest and other expense, net	(15.0)	(18.1)	(75.3)	(71.4)
Total earnings before income taxes	$5.4	$33.3	$120.9	$147.7
Refer to Note 2 - GAAP to Non-GAAP Reconciliations for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Three Months Ended September 30, 2024
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$212.8	$109.2	$20.4	$5.4	$(3.4)	$8.8	$0.17
Restructuring and repositioning expenses	—	—	22.8	22.8	5.5	17.3	0.35
Acquisition and integration costs	3.3	0.7	4.0	4.0	1.0	3.0	0.06
Sun Care reformulation	—	—	2.2	2.2	0.6	1.6	0.03
Wet Ones manufacturing plant fire	4.2	—	4.2	4.2	1.0	3.2	0.07
Other project costs	—	2.4	2.4	2.4	0.5	1.9	0.04
Total Adjusted Non-GAAP	$220.3	$106.1	$56.0	$41.0	$5.2	$35.8	$0.72
				Adjusted Non-GAAP Constant Currency			$0.71

GAAP as a percent of net sales	41.1%	21.1%	3.9%	GAAP effective tax rate		(62.9)%
Adjusted as a percent of net sales	42.6%	20.5%	10.8%	Adjusted effective tax rate		12.8%
Adjusted Constant Currency as a percent of net sales	42.8%		11.1%

Twelve Months Ended September 30, 2024
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$955.7	$430.1	$199.3	$120.9	$22.3	$98.6	$1.97
Restructuring and repositioning expenses	—	0.1	36.0	36.0	8.8	27.2	0.54
Acquisition and integration costs	3.3	2.8	6.1	6.1	1.5	4.6	0.09
Sun Care reformulation	—	—	4.4	4.4	1.1	3.3	0.07
Wet Ones manufacturing plant fire	12.2	—	12.2	12.2	3.0	9.2	0.18
Legal matters	—	3.9	3.9	3.9	1.0	2.9	0.06
Loss on investment	—	—	—	3.1	—	3.1	0.06
Other project costs	$—	$5.3	$5.3	$5.3	$1.2	$4.1	$0.08
Total Adjusted Non-GAAP	$971.2	$418.0	$267.2	$191.9	$38.9	$153.0	$3.05
				Adjusted Non-GAAP Constant Currency			$3.13

GAAP as a percent of net sales	42.4%	19.1%	8.8%	GAAP effective tax rate		18.5%
Adjusted as a percent of net sales	43.1%	18.5%	11.9%	Adjusted effective tax rate		20.3%
Adjusted Constant Currency as a percent of net sales	43.1%		11.9%

Three Months Ended September 30, 2023
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$228.6	$112.4	$52.1	$33.3	$3.4	$29.9	0.58
Restructuring and repositioning expenses	—	0.1	8.0	8.0	2.0	6.0	0.12
Acquisition and integration costs	—	2.4	2.4	2.4	0.6	1.8	0.04
SKU rationalization	(1.7)	—	(1.7)	(1.7)	(0.4)	(1.3)	(0.03)
Sun Care reformulation (2)	(1.4)	—	0.2	0.2	0.1	0.1	—
Pension settlement expense	—	—	—	0.7	0.2	0.5	0.01
Other project costs	—	0.4	0.4	0.4	0.1	0.3	0.01
Total Adjusted Non-GAAP	$225.5	$109.5	$61.4	$43.3	$6.0	$37.3	$0.73

GAAP as a percent of net sales	42.8%	21.0%	9.8%	GAAP effective tax rate		10.2%
Adjusted as a percent of net sales	42.2%	20.5%	11.5%	Adjusted effective tax rate		13.9%

Twelve Months Ended September 30, 2023
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$940.8	$409.6	$227.0	$147.7	$33.0	$114.7	$2.21
Restructuring and repositioning expenses	0.2	0.3	17.1	17.1	4.4	12.7	0.24
Acquisition and integration costs	—	7.5	7.5	7.5	1.8	5.7	0.11
SKU rationalization	(1.7)	—	(1.7)	(1.7)	(0.4)	(1.3)	(0.03)
Sun Care reformulation costs (2)	(1.4)	—	1.9	1.9	0.5	1.4	0.03
Legal matters	—	(6.3)	(6.3)	(6.3)	(1.5)	(4.8)	(0.09)
Pension settlement expense	—	—	—	7.9	2.1	5.8	0.11
Other project costs	—	0.4	0.4	0.4	0.1	0.3	0.01
Total Adjusted Non-GAAP	$937.9	$407.7	$245.9	$174.5	$40.0	$134.5	$2.59

GAAP as a percent of net sales	41.8%	18.2%	10.1%	GAAP effective tax rate		22.3%
Adjusted as a percent of net sales	41.7%	18.1%	10.9%	Adjusted effective tax rate		23.0%
(1)EBIT is defined as Earnings (loss) before income taxes.
(2)Also includes pre-tax R&D costs related to the reformulation, recall, and destruction of certain Sun Care products

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The following tables present changes in net sales and segment profit for the fourth quarter and fiscal year 2023, as compared to the corresponding period in the prior year.

Net Sales (In millions - Unaudited)
Three Months Ended September 30, 2024

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q4 '23	$322.9		$138.0		$73.2		$534.1
Organic	(3.5)	(1.1)%	(4.8)	(3.5)%	(6.4)	(8.7)%	(14.7)	(2.8)%
Impact of currency	(1.2)	(0.4)%	(0.5)	(0.3)%	(0.1)	(0.2)%	(1.8)	(0.3)%
Net Sales - Q4 '24	$318.2	(1.5)%	$132.7	(3.8)%	$66.7	(8.9)%	$517.6	(3.1)%

Net Sales (In millions - Unaudited)
Twelve Months Ended September 30, 2024

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - FY '23	$1,230.9		$705.5		$315.2		$2,251.6
Organic	3.0	0.2%	32.8	4.6%	(31.5)	(10.0)%	4.3	0.2%
Impact of currency	(4.6)	(0.3)%	2.5	0.4%	(0.1)	—%	(2.2)	(0.1)%
Net Sales - FY '24	$1,229.3	(0.1)%	$740.8	5.0%	$283.6	(10.0)%	$2,253.7	0.1%

Segment Profit (In millions - Unaudited)
Three Months Ended September 30, 2024

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q4 '23	$54.9		$22.7		$11.6		$89.2
Organic	8.7	15.8%	(8.3)	(36.6)%	(5.4)	(46.6)%	(5.0)	(5.6)%
Impact of currency	(1.4)	(2.5)%	(0.4)	(1.7)%	—	—%	(1.8)	(2.0)%
Segment Profit - Q4 '24	$62.2	13.3%	$14.0	(38.3)%	$6.2	(46.6)%	$82.4	(7.6)%

Segment Profit (In millions - Unaudited)
Twelve Months Ended September 30, 2024

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - FY '23	$158.3		$137.4		$49.7		$345.4
Organic	47.4	29.9%	(7.3)	(5.3)%	(20.8)	(41.9)%	19.3	5.6%
Impact of currency	(1.8)	(1.1)%	1.2	0.9%	(0.1)	(0.2)%	(0.7)	(0.2)%
Segment Profit - FY '24	$203.9	28.8%	$131.3	(4.4)%	$28.8	(42.1)%	$364.0	5.4%
For all tables, the impact of currency to segment profit includes both the translational and transactional currency changes during the quarter.

Note 4 - Net Debt and EBITDA
The Company reports financial results on a GAAP and adjusted basis. The tables below are used to reconcile Net Debt and Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	September 30,
	2024	2023
Notes payable	$24.5	$19.5
Long-term debt	1,275.0	1,360.7
Gross debt	$1,299.5	$1,380.2
Less: Cash and cash equivalents	209.1	216.4
Net Debt	$1,090.4	$1,163.8

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Net earnings	$8.8	$29.9	$98.6	$114.7
Income tax provision	(3.4)	3.4	22.3	33.0
Interest expense, net	16.5	17.9	73.1	76.4
Depreciation and amortization	21.4	23.2	88.0	91.3
EBITDA	$43.3	$74.4	$282.0	$315.4

Restructuring and repositioning expenses	22.8	8.0	36.0	17.1
Acquisition and integration planning costs	4.0	2.4	6.1	7.5
SKU rationalization	—	(1.7)	—	(1.7)
Sun Care reformulation	2.2	0.2	4.4	1.9
Wet Ones manufacturing plant fire	4.2	—	12.2	—
Legal matters	—	—	3.9	(6.3)
Loss on investment	—	—	3.1	—
Pension settlement expense	—	0.7	—	7.9
Other project costs	2.4	0.4	5.3	0.4
Adjusted EBITDA	$78.9	$84.4	$353.0	$342.2

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2025 results:

Adjusted EPS Outlook
Fiscal 2025 GAAP EPS	approx.	$2.59 - $2.79

Restructuring and repositioning costs	approx.	0.60
Sun Care reformulation costs	approx.	0.11
Other costs	approx.	0.06
Income taxes(1)	approx.	(0.21)

Fiscal 2025 Adjusted EPS Outlook (Non-GAAP)	approx.	$3.15 - $3.35
(1)Income tax effect of the adjustments to Fiscal 2025 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2025 GAAP Net Income	approx.	$126 - $136
Income tax provision	approx.	35
Interest expense, net	approx.	70
Depreciation and amortization	approx.	89
EBITDA	approx.	$319 - $331

Restructuring and repositioning costs	approx.	29
Sun Care reformulation costs	approx.	5
Other costs	approx.	3
Fiscal 2025 Adjusted EBITDA	approx.	$356 - $368